Exhibit 10.57

EXECUTION COPY

AGREEMENT

This Agreement, is dated as of December 17, 2009, by and between Mapstead Trust, created on April 16, 2002, having an address at c/o Lars Mapstead, 180 Horizon Way, Aptos, CA 95003 (“Mapstead Trust”) and FriendFinder Networks Inc, having an address at 6800 Broken Sound Parkway, Boca Raton, FL 33487 (the “Company”).

WHEREAS, Mapstead Trust is a holder of that certain Senior Class B Note issued under that certain Securities Purchase Agreement, dated as of December 6, 2007, that certain Subordinated Secured Note due 2011 issued under the Sellers’ Securities Agreement, dated as of December 6, 2007 and that certain 6% Subordinated Convertible Note due 2011, dated as of December 6, 2007 (collectively, the “Notes”); and

WHEREAS, in order to induce Mapstead Trust to execute certain agreements in connection with the restructuring of the Notes and the waiver of certain defaults under the Notes, the Company will pay Mapstead Trust a fee pursuant to the terms and conditions provided herein.

NOW THEREFORE, in consideration of the foregoing, other good and value consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

1.

After (a) payment in full of all of the issued and outstanding notes of (i) the Company issued under the Securities Purchase Agreement, dated as of August 17, 2005, as amended and the Securities Purchase Agreement, dated as of August 28, 2006, as amended and (ii) Interactive Network, Inc. issued under the Securities Purchase Agreement dated as of December 6, 2007, as amended and (b) the closing of a public or private offering of any of the equity or debt securities of the Company, which is consummated after an initial public offering of FFN Stock (the “IPO”), the Company shall pay Mapstead Trust a consent fee (the “Consent Fee”) equal to the product of (x) (i) Three and three hundred seventy-five thousandths percent (3.375%) of (ii) the initial per share offering price of FFN Stock at the IPO (“IPO Price”) times (y) 22,959,263 (the “Initial Shares”), such number of shares being subject to any adjustments due to an FFN Stock Event (as defined in Section 2(e) below) that may occur prior to the IPO.

2.

The Company agrees to pay Mapstead Trust the Consent Fee as follows:

a.

On the first Business Day (as defined in this Section 2(a)) of the first full calendar quarter following the date upon which the conditions in Section 1 of this Agreement shall have been satisfied, the Company will pay Mapstead Trust one-third (1/3) of the Consent Fee in immediately available funds but only if the Per Share Trading Price of FFN Stock (as defined in Section 2(d) below) on such proposed payment date is equal to or greater than fifty percent (50%) of the IPO Price.  If the aforementioned payment is not paid because the Per Share Trading Price of FFN Stock on the aforementioned proposed payment date is not equal to or greater than fifty percent (50%) of the IPO Price, the Company will make such payment on the first Business Day of such subsequent calendar quarter when the Per Share Trading Price of FFN Stock first equals, or is greater than, fifty percent (50%) of the IPO Price.  Business Day, as used in this Section 2(a) and elsewhere throughout this Agreement, shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close.

b.

After the first Consent Fee payment is made pursuant to Section 2(a) above, the Company will pay Mapstead Trust one-third (1/3) of the Consent Fee in immediately available funds, until the Consent Fee is paid in full, on the first Business Day of each of the next two calendar quarters when the Per Share Trading Price of FFN Stock on each such proposed payment date is equal to or greater than fifty percent (50%) of the IPO Price of FFN Stock.  For the avoidance of doubt, the Company will not be required to (i) make any payments due under this Agreement unless the Per Share Trading Price of FFN Stock is equal to or greater than fifty percent (50%) of the IPO Price of FFN Stock and (ii) make more than one (1) payment of one-third (1/3) of the Consent Fee during any one (1) calendar quarter and (iii) pay interest on any Consent Fee payable under this Agreement.

c.

In the event that there is an FFN Stock Event (as defined in Section 2(e) below) after the IPO, the IPO Price in Sections 2(a) – 2(b) will be adjusted pursuant to Section 2(e) of this Agreement.

d.

For all purposes under this Agreement, the Per Share Trading Price of FFN Stock on a proposed payment date shall mean the average of FFN Stock’s closing price on its principal trading market for the ten (10) consecutive trading days ending at the close of business on the fifth (5th) trading day immediately prior to a proposed payment date under this Agreement.

e.

In the event of a subdivision or combination of FFN Stock, including without limitation, a stock split or reverse stock split, or the payment of a stock dividend by the Company consisting of FFN Stock (each an “FFN Stock Event”) prior to, or concurrent with, the IPO, the number of Initial Shares shall be proportionately adjusted upwards or downwards, as applicable.  In the event of an FFN Stock Event after the IPO, the IPO Price used to determine whether a payment is required to be made pursuant to Section 2(a) and Section 2(b) shall be proportionately adjusted upwards or downwards, as applicable, as determined in the sole discretion of the Company’s Compensation Committee, which determination shall be final.

3.

In the event that the Company’s Board of Directors shall declare it advisable to sell or convey all or substantially all of the Company’s property and assets, consolidate or merge into any non-affiliated company or accept any tender offer for a majority of shares of FFN Stock (each of the foregoing a “Change of Control Event”), the Company will, within ten (10) Business Days of a Change of Control Event, pay Mapstead Trust in immediately available funds any Consent Fee that remains outstanding on such payment date.

4.

The undersigned parties understand and agree to treat for U.S. federal income tax purposes the cash payments to Mapstead Trust in a consistent manner and agree that the Company will treat such cash payments as deductible ordinary and necessary business expenses on its Federal Income Tax return in the year that such cash payments are made and the recipients of such cash payments will report a current income inclusion on their Federal Income Tax returns in the year that such cash payments are made.

5.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREFORE, the parties have caused this Agreement to be executed as of the date first written above.

FRIENDFINDER NETWORKS INC.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua

Title: Chief Financial Officer

MAPSTEAD TRUST,

CREATED ON APRIL 16, 2002

By:  /s/ Lars Mapstead

Lars Mapstead, Trustee

By:  /s/ Marin A. Mapstead

Marin A. Mapstead, Trustee

[Signature Page to Lars Mapstead Compensatory Agreement]